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                                EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

                                             Three Months Ended      Nine Months Ended
                                                 December 31,           December 31,
                                             2001         2000       2001        2000
(In thousands, except per share amounts)     ------------------      -----------------
Weighted Average Shares Outstanding:
------------------------------------

     Basic shares outstanding                68,300     66,500       67,900    65,700

     Stock options and warrants
     - incremental shares                     2,000        700        1,500       500

     Contingently issuable shares                --         --           --       800
                                             ------     ------       ------    ------
     Diluted shares outstanding              70,300     67,200       69,400    67,000
                                             ======     ======       ======    ======

Net earnings (loss)                         $11,845    $ 6,676     $(19,151)  $26,895
                                             ======     ======       ======    ======

Basic earnings per share:
-------------------------

Earnings per share before the cumulative
 effect of a change in accounting principle $   .17    $   .10     $    .59   $   .41
Cumulative effect per share of a change in
 accounting principle                            --         --         (.87)       --
                                             ------     ------      -------    ------
Net earnings (loss) per share               $   .17    $   .10     $   (.28)  $   .41
                                             ======     ======      =======    ======

Diluted earnings per share:
---------------------------

Earnings per share before the cumulative
 effect of a change in accounting principle $   .17    $   .10     $    .57   $   .40
Cumulative effect per share of a change in
 accounting principle                            --         --         (.85)       --
                                             ------     ------      -------    ------
Net earnings (loss) per share               $   .17    $   .10     $   (.28)  $   .40
                                             ======     ======      =======    ======

Pro forma amounts assuming the application
 of the change in accounting principle
 (adoption of SFAS 142) applied
 retroactively:
------------------------------------------

Net earnings                                $11,845    $ 9,926      $39,849   $37,249
                                             ======     ======       ======    ======

Basic earnings per share                    $   .17    $   .15      $   .59   $   .57
                                             ======     ======       ======    ======

Diluted earnings per share                  $   .17    $   .15      $   .57   $   .56
                                             ======     ======       ======    ======
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